Exhibit 99.1

DRIL-QUIP, INC. ANNOUNCES SECOND QUARTER 2023 RESULTS

Second quarter bookings increase 47% over prior year

Announces acquisition of Great North to expand the Company’s Well Construction portfolio

HOUSTON, July 31, 2023 — Dril-Quip, Inc. (NYSE: DRQ), (the “Company” or “Dril-Quip”), a developer, manufacturer and provider of highly engineered equipment, service, and innovative technologies for use in the energy industry, today reported operational and financial results for the second quarter of 2023.

Second Quarter Highlights

•
Revenue of $89.6 million decreased 1% sequentially and 5% year-over-year
•
Net Bookings of $72.7 million increased 36% sequentially and 47% year-over-year, representing a book-to-bill ratio of 1.2x
•
Net Income of $3.5 million increased $1.2 million sequentially and increased $9.1 million year-over-year
•
Adjusted EBITDA of $8.8 million is sequentially flat and decreased $0.6 million year-over-year
•
Gross Margin of 26.7% decreased 125 basis points sequentially and increased 79 basis points year-over-year
•
Installed BigBore™ lle Wellhead System for Petrobras Exploratory project in the Santos Basin
•
Successfully installed HorizontalBore™ Subsea Trees at Woodside Shenzi North
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Remain on track to complete footprint optimization initiatives by year end 2023
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Subsequent to quarter end, received approximately $16.8 million from the U.S. Internal Revenue Service related to prior year audit adjustments
•
Subsequent to quarter end, announced acquisition of Great North to expand the Company’s Well Construction portfolio (the “Acquisition”)

“We delivered another quarter of strong operational performance as we continue to benefit from the improving offshore drilling market, while we control costs and drive sustained margin improvement,” said Jeff Bird, Dril-Quip’s President and Chief Executive Officer. “Our bookings for the quarter came in above our expectations, and we continue to anticipate that the acceleration of master service agreement activity within the industry will help drive bookings and revenue growth through the remainder of the year.”

“As we look toward the second half of the year, the integration of Great North will be a priority to capture the potential high value this transaction creates. The continuation of our organic operational efficiency initiatives and the closing on the sale of a third property in Houston sets us up for a strong finish to 2023. With our clean balance sheet and financial flexibility, we are in an excellent position to drive long-term growth, and advance market share and overall profitability.”

Great North Wellhead Acquisition

The Company also announced today, in a separate press release, that it has acquired Great North Wellhead and its subsidiaries (collectively “Great North”) for approximately $80 million in an all-cash transaction, subject to customary purchase price adjustments. Great North is a leading provider of mission-critical wellhead products and completion solutions. Great North was purchased from Industrial Growth Partners, which acquired the majority stake in the business in 2018. Please visit the Dril-Quip website for more details about the acquisition.

Updated Financial Outlook

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Dril-Quip is raising its full year 2023 revenue target to 20% growth over 2022 to account for the 2023 impact of the acquisition of Great North, indicating second half 2023 revenue in the range of $240 million to $250 million
•
Bookings year-over-year growth of 10% to 20%
•
Second half 2023 adjusted EBITDA margins of 14% - 16%
•
Capital expenditures of $30 million for the full year 2023

In conjunction with today’s release, the Company posted a new investor presentation entitled “Q2 2023 Investor Presentation” to its website, www.dril-quip.com, on the “Events & Presentations” page under the Investors tab. Investors should note that Dril-Quip announces material financial information in Securities and Exchange Commission (“SEC”) filings, press releases and public conference calls. Dril-Quip may use the Investors section of its website (www.dril-quip.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. Information on Dril-Quip’s website is not part of this release.

Operational and Financial Results

Revenue, Cost of Sales and Gross Operating Margin

Consolidated revenue for the second quarter of 2023 was $89.6 million, down $1.3 million from the first quarter of 2023 and down $4.4 million compared to the second quarter of 2022. The decrease in revenue was primarily driven by lower Subsea Product and Subsea Services revenues due to the timing of certain customer milestones. Well Construction revenues increased $0.5 million sequentially and 11% year-over-year to $21.4 million, driven by market share advances and activity increases in certain international markets. Subsea Services segment revenue decreased 7% year-over-year to $23.6 million, and Subsea Products segment revenue decreased 10% compared to the prior year to $44.6 million.

Cost of sales for the second quarter of 2023 was $65.7 million, an increase of $0.2 million sequentially from the first quarter of 2023 and a decrease of $4.0 million year-over year. Gross operating margin for the second quarter of 2023 was 26.7%, down from 27.9% for the first quarter of 2023 and up from 25.9% year-over-year. Gross margins decreased sequentially, driven by the lost leverage on lower revenue.

Selling, General, Administrative, and Engineering Expenses

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2023 were $23.2 million, an increase of $0.7 million compared to the first quarter of 2023 and an increase of $0.8 million year-over-year. SG&A increased sequentially primarily due to some non-recurring taxes. Engineering and product development expenses were $3.2 million for the second quarter of 2023, a decrease of $0.2 million from the first quarter of 2023 and an increase of $0.5 million year-over-year. The year-over-year increase is attributed to increased testing and qualification activities related to specific international customer requirements.

Net Income, Adjusted EBITDA and Free Cash Flow

For the second quarter of 2023, the Company reported net income of $3.5 million, or $0.10 per share. This compares to net income of $2.3 million, or $0.07 per share, for the first quarter of 2023 and a net loss of $5.6 million, or ($0.16) per share, year-over-year.

Adjusted EBITDA totaled $8.8 million for the second quarter of 2023 compared to $8.8 million for the first quarter 2023 and $9.3 million one year ago. The decrease in adjusted EBITDA from the year ago period can be attributed to lower revenues and increased engineering activities related to specific international customer requirements.

Cash provided by operations was $11.3 million for the second quarter of 2023, an improvement of $64.2 million sequentially and $20.6 million year-over-year. Free cash flow was $1.1 million for the second quarter of 2023, an improvement of $59.4 million sequentially and $11.7 million year-over-year. The improvement was primarily driven by a reduction in working capital relating to certain receivables. The improvement in receivables and Days Sales Outstanding in the second quarter was partially offset by an increase in finished goods inventory in anticipation of second half 2023 growth. The Company expects working capital to continue to normalize over the third quarter and expects working capital to be positive during this period. Capital expenditures in the second quarter of 2023 were $10.2 million, the majority of which was related to investments in manufacturing equipment and rental tools bound for work already secured.

Share Repurchases

During the second quarter of 2023, the Company did not make any share repurchases. The Company has approximately $103 million remaining of the current authorization by the Board of Directors. The Company continues to evaluate the amount and timing of its share repurchases as part of its overall capital allocation strategy.

Conference Call and Webcast

Management will host a conference call and a webcast to discuss the financial results on August 1, 2023, at 9:00 a.m. Eastern Daylight Time / 8:00 a.m. Central Daylight Time. The presentation is open to all interested parties and may include forward-looking information.

To access the call, please dial in approximately ten minutes before the start of the call.

Conference Call and Webcast Details

Date / Time:	Tuesday, August 1, 2023, at 9:00 a.m. EDT / 8:00 a.m. CDT
Webcast:	https://www.webcaster4.com/Webcast/Page/2968/48569
U.S. Toll-Free Dial-In:	888-506-0062
International Dial-In:	973-528-0011
Conference ID:	605971

For those unable to participate in the live call, an audio replay will be available following the call through midnight Tuesday, August 15, 2023. To access the replay, please call 877-481-4010 or 919-882-2331 (International) and enter confirmation code 48569. A replay of the webcast will also be archived shortly after the call and can be accessed on the Company's website.

About Dril-Quip

Dril-Quip is a developer, manufacturer and provider of highly engineered equipment, service and innovative technologies for use in the energy industry.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to market conditions, benefits of the recently completed Acquisition, anticipated project bookings, expected timing of completing strategic restructuring, anticipated timing of delivery of new orders, anticipated revenues, costs, cost synergies and savings, possible acquisitions, new product offerings and related revenues, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the impact of actions taken by the Organization of Petroleum Exporting Countries (OPEC) and non-OPEC nations to adjust their production levels, , the impact of actions taken by the OPEC and non-OPEC nations to adjust their production levels, risks related to the recently completed Acquisition, including the risk that the benefits of the Acquisition may not be fully realized or may take longer to realize than expected, that we will fail to successfully integrate the properties and assets into our business and that management attention will be diverted to integration-related issues, the impact of general economic conditions, including inflation, on economic activity and on our operations, the general volatility of oil and natural gas prices and cyclicality of the oil and gas industry, declines in investor and lender sentiment with respect to, and new capital investments in, the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, the impact of our customers and the global energy sector shifting some of their asset allocation from fossil-fuel production to renewable energy resources, and other factors detailed in the Company’s public filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted Net Income (Loss), Adjusted Diluted EPS, Free Cash Flow and Adjusted EBITDA are non-GAAP measures.

Adjusted Net Income (Loss) and Adjusted Diluted EPS are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less cash used in the purchase of property, plant and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, stock-based compensation, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and other adjustments for certain charges and credits.

The Company believes that these non-GAAP measures enable it to evaluate and compare more effectively the results of our operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted Net Income (Loss), Adjusted EBITDA and Free Cash Flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or net cash provided by operating activities, as measured under U.S. generally accepted accounting principles (“GAAP”).

See “Unaudited Non-GAAP Financial Measures” below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

Investor Relations Contact

Erin Fazio, Director of Corporate Finance

Erin_Fazio@dril-quip.com

Dril-Quip, Inc.
Comparative Condensed Consolidated Income Statement
(Unaudited)
	Three months ended
	June 30, 2023	March 31, 2023	June 30, 2022
	(In thousands, except per share data)
Revenues:
Products	$55,828	$59,246	$61,979
Services	23,733	21,281	19,596
Leasing	10,046	10,338	12,403
Total revenues	89,607	90,865	93,978
Costs and expenses:
Cost of sales	65,711	65,502	69,663
Selling, general and administrative	23,248	22,585	22,498
Engineering and product development	3,202	3,399	2,720
Restructuring and other charges	(610)	1,718	5,765
Gain on sale of property, plant and equipment	(738)	(6,647)	(380)
Foreign currency transaction (gain) loss	(4,812)	1,120	(2,419)
Total costs and expenses	86,001	87,677	97,847
Operating income (loss)	3,606	3,188	(3,869)
Interest income	1,998	2,827	573
Interest expense	(19)	(80)	(99)
Income tax provision	2,102	3,624	2,175
Net income (loss)	$3,483	$2,311	$(5,570)
Income (Loss) per share
Basic	$0.10	$0.07	$(0.16)
Diluted	$0.10	$0.07	$(0.16)
Depreciation and amortization	$7,049	$6,889	$7,670
Capital expenditures	$10,187	$5,424	$1,363
Weighted Average Shares Outstanding
Basic	34,130	34,128	34,476
Diluted	34,490	34,489	34,476

Dril-Quip, Inc.
Comparative Condensed Consolidated Balance Sheets
(Unaudited)
	June 30, 2023	December 31, 2022
	(In thousands)
Assets:
Cash and cash equivalents	$236,490	$264,804
Short-term investments	18,795	32,232
Other current assets	499,871	452,988
PP&E, net	185,894	181,270
Other assets	38,616	38,657
Total assets	$979,666	$969,951
Liabilities and Equity:
Current liabilities	$88,124	$87,555
Deferred Income taxes	4,512	3,756
Other long-term liabilities	7,621	6,288
Total liabilities	100,257	97,599
Total stockholders equity	879,409	872,352
Total liabilities and equity	$979,666	$969,951

The December 31, 2022, balance sheet has been revised to reflect a change in Other current assets, Total assets and Total stockholder' equity. The write-off primarily relates to the release of an indemnification receivable that should have been released in third quarter of 2022 with the uncertain tax position liability. We do not believe these adjustments were material to previously issued financial information.

Dril-Quip, Inc.
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share to Adjusted Diluted Earnings (Loss) per Share

Adjusted Net Income (Loss) and EPS:	Three months ended
	June 30, 2023		March 31, 2023		June 30, 2022
	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share
	(In thousands, except per share amounts)
Net income (loss)	$3,483	$0.10	$2,311	$0.07	$(5,570)	$(0.16)
Adjustments (after tax):
Reverse the effect of foreign currency transaction (gain) loss	(3,801)	(0.11)	885	0.03	(1,911)	(0.06)
Restructuring and other charges, including severance	(14)	-	1,357	0.04	4,554	0.13
Gain on sale of property, plant and equipment	(583)	(0.02)	(5,251)	(0.15)	(300)	(0.01)
Adjusted net loss	$(915)	$(0.03)	$(698)	$(0.01)	$(3,227)	$(0.10)

Dril-Quip, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA

Adjusted EBITDA:	Three months ended
	June 30, 2023	March 31, 2023	June 30, 2022
	(In thousands)
Net income (loss)	$3,483	$2,311	$(5,570)
Add:
Interest (income) expense, net	(1,979)	(2,747)	(474)
Income tax provision	2,102	3,624	2,175
Depreciation and amortization expense	7,049	6,889	7,670
Restructuring and other charges	(610)	1,718	5,765
Acquisition costs	1,134	-	-
Gain on sale of property, plant and equipment	(738)	(6,647)	(380)
Foreign currency transaction (gain) loss	(4,812)	1,120	(2,419)
Stock compensation expense	2,566	2,577	2,573
Other	592	-	-
Adjusted EBITDA	$8,787	$8,845	$9,340

Dril-Quip, Inc.
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

Free Cash Flow:	Three months ended
	June 30, 2023	March 31, 2023	June 30, 2022
	(In thousands)
Net cash provided by (used in) operating activities	$11,282	$(52,920)	$(9,281)
Less:
Purchase of property, plant and equipment	(10,187)	(5,424)	(1,363)
Free cash flow	$1,095	$(58,344)	$(10,644)